Exhibit 99.1

Eagle Bulk Shipping Inc. Reports Second Quarter 2021 Results

STAMFORD, CT, August 5, 2021 -- Eagle Bulk Shipping Inc. (NASDAQ: EGLE) (“Eagle Bulk”, “Eagle” or the “Company”), one of the world’s largest owner-operators within the drybulk vessel segment, today reported financial results for the quarter ended June 30, 2021.

Quarter highlights:
•Operated an average of 50 owned vessels for the quarter.

•Revenues, net of $129.9 million
◦Generated TCE Revenue (1) of $93.4 million
◦Achieved TCE (1) of $21,580/day for the quarter

•Realized a net income of $9.2 million, or $0.76 and $0.74 per basic and diluted share, respectively
◦Adjusted net income(1) of $40.3 million, or $3.31(1) and $2.63(1) per adjusted basic and diluted share, respectively

•Realized Adjusted EBITDA(1) of $62.7 million

•Raised net proceeds of $27.4 million in new equity under the Company's ATM program at a weighted average share price of $47.97 per share.

•Executed agreements to purchase two 2015-built scrubber-fitted Ultramax bulkcarriers for total consideration of USD 44 million.

•Took delivery of three previously announced vessel acquisitions.

•Published 2021 ESG Sustainability Report.

Recent Developments:

•Looking ahead, fixed 75% of Q3 2021 available days at an average TCE of $28,300 as of August 5, 2021

Eagle's CEO Gary Vogel commented, “The market for the midsize drybulk segment continued to strengthen in the second quarter on the back of robust demand across the commodity spectrum, and especially for grain and infrastructure-related cargoes that we carry such as cement, manganese ore, and steel.

We achieved our best ever operating performance, producing an adjusted EBITDA of over $62 million, as the Baltic Supramax Index rose by almost 60% during the quarter, reaching levels not seen in more than a decade.

In parallel with spot rate development, asset prices have rallied strongly in recent months, with values for mid-aged vessels having increased by about 75% since the beginning of the year. This has had a profound impact on the valuation of our 53-ship fleet, including the nine vessels we acquired since December of last year.

Looking ahead, our TCE has continued to climb, and as of today, we have covered approximately 75% of our available days for the third quarter at a net TCE in excess of $28,000. Given both positive demand and historically low supply side fundamentals, we maintain an optimistic outlook on market developments going forward.”

Fleet Operating Data

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Ownership Days	4,511	4,550	8,710	9,100
Chartered in Days	497	525	1,155	1,129
Available Days	4,824	5,007	9,472	9,878
Operating Days	4,778	4,962	9,400	9,793
Fleet Utilization (%)	99.0%	99.1%	99.2%	99.1%

Fleet Development

Vessels acquired and delivered into the fleet in the second quarter of 2021

•Sankaty Eagle, a Supramax (58K DWT / 2011-built)
•Montauk Eagle, a Supramax (58K DWT / 2011-built)
•Rotterdam Eagle, an Ultramax (64K DWT / 2017-built)

Vessels acquired and expected to be delivered in the third quarter of 2021

•Newport Eagle, a Supramax (58K DWT / 2011-built)
•Antwerp Eagle, an Ultramax (64K DWT / 2015-built)
•Valencia Eagle, an Ultramax (64K DWT / 2015-built)

Vessels sold and expected to be delivered in the third quarter of 2021

•Tern, a Supramax (50K DWT / 2003-built) for net proceeds of $9.7 million

Effective as of September 15, 2020, the Company completed a 1-for-7 reverse stock split (the “Reverse Stock Split”) of the Company's issued and outstanding shares of common stock, par value $0.01 per share, as previously approved by our Board of Directors (the “Board of Directors”) and our shareholders. Proportional adjustments were made to the Company’s issued and outstanding common stock and to the exercise price and the number of shares issuable upon exercise of all of the Company’s outstanding warrants, the exercise price and number of shares issuable upon exercise of the options outstanding under the Company’s equity incentive plans, and the number of shares subject to restricted stock awards under the Company’s equity incentive plans. All references to common stock and all per share data relating to periods prior to the Reverse Stock Split that are contained in this press release for the three and six months ended June 30, 2021 have been retrospectively adjusted to reflect the Reverse Stock Split unless explicitly stated otherwise.

Results of Operations for the three and six months ended June 30, 2021 and 2020

For the three months ended June 30, 2021, the Company reported net income of $9.2 million, or basic and diluted income of $0.76 per share and $0.74 per share, respectively. In the comparable quarter of 2020, the Company reported a net loss of $20.5 million, or basic and diluted loss of $1.99 per share.

For the three months ended June 30, 2021, the Company reported an adjusted net income of $40.3 million, which excludes the unrealized loss on derivative instruments of $31.0 million or basic and diluted adjusted income of $3.31 per share and $2.63 per share, respectively.

For the six months ended June 30, 2021, the Company reported net income of $19.1 million, or basic and diluted income of $1.60 per share and $1.58 per share, respectively. In the comparable period of 2020, the Company reported a net loss of $24.0 million, or basic and diluted loss of $2.34 per share.

For the six months ended June 30, 2021, the Company reported an adjusted net income of $49.6 million, which excludes the unrealized loss on derivative instruments of $30.5 million or basic and diluted adjusted income of $4.15 per share and $3.31 per share, respectively.

Revenues, net

Net time and voyage charter revenues for the three months ended June 30, 2021 were $129.9 million compared with $57.4 million recorded in the comparable quarter in 2020. The increase in revenues was primarily attributable to higher charter rates as a result of the market recovery with increase in demand for drybulk products offset by a decrease in available days due to fewer owned days.

Net time and voyage charter revenues for the six months ended June 30, 2021 and 2020 were $226.4 million and $131.8 million, respectively. The increase in revenues was primarily due to higher charter rates offset by a decrease in available days due to fewer owned days.

Voyage expenses

Voyage expenses for the three months ended June 30, 2021 and 2020 were $24.5 million compared to $23.8 million in the comparable quarter in 2020. The increase in voyage expenses was primarily due to an increase in broker commission expense as a result of the increase in revenues.

Voyage expenses for the six months ended June 30, 2021 were $51.1 million compared to $50.3 million in the comparable period in 2020. The increase in voyage expenses was primarily due to an increase in bunker consumption expense as bunker fuel prices increased in the current year compared to prior year and an increase in broker commission expense as a result of the increase in Revenues.

Vessel operating expenses

    Vessel operating expenses for the three months ended June 30, 2021 were $23.7 million compared to $20.2 million in the comparable quarter in 2020. The increase in vessel operating expenses was primarily attributable to increases in lubes expense as a result of an increase in prices as well as higher inventory levels and vessel start-up expenses as the Company purchased three vessels in the second quarter of 2021. The Company continues to incur higher costs related to crew changes due to the ongoing COVID-19 pandemic. The ownership days for the three months ended June 30, 2021 and 2020 were 4,511 and 4,550, respectively.

Average daily vessel operating expenses excluding one-time, non-recurring expenses related to vessel acquisitions and sales for the three months ended June 30, 2021 was $5,020 as compared to $4,447 for the three months ended June 30, 2020.

Vessel operating expenses for the six months ended June 30, 2021 were $45.2 million compared to $43.9 million in the comparable period in 2020. The increase in vessel expenses was primarily attributable to an increase in lubes expense as a result of an increase in prices as well as higher inventory levels and vessel start-up expenses as the Company purchased six vessels in the first half of 2021, offset by a decrease in ownership days. The ownership days for the six months ended June 30, 2021 and 2020 were 8,710 and 9,100, respectively.

Average daily vessel operating expenses excluding one-time, non-recurring expenses related to vessel acquisitions and sales for the six months ended June 30, 2021 was $4,959 as compared to $4,828 for the six months ended June 30, 2020.

Charter hire expenses

    Charter hire expenses for the three months ended June 30, 2021 were $6.2 million compared to $4.7 million in the comparable quarter in 2020. The increase in charter hire expenses was principally due to an increase in charter hire rates due to improvement in the charter hire market, offset by a marginal decrease in chartered-in days. The total chartered-in days for the three months ended June 30, 2021 were 497 compared to 525 for the comparable quarter in the prior year. The Company currently charters in three Ultramax vessels on a long term basis with remaining lease terms of approximately one year.

Charter hire expenses for the six months ended June 30, 2021 were $14.6 million compared to $10.8 million in the comparable period in 2020. The increase in charter hire expenses was primarily due to an increase in charter hire rates due to improvement in the charter hire market and an increase in the number of chartered-in days. The total chartered-in days for the six months ended June 30, 2021 were 1,155 compared to 1,129 for the comparable period in the prior year.

Depreciation and amortization

Depreciation and amortization expense for the three months ended June 30, 2021 and 2020 was $13.1 million and $12.5 million, respectively. Total depreciation and amortization expense for the three months ended June 30, 2021 includes $11.0 million of vessel and other fixed asset depreciation and $2.1 million relating to the amortization of deferred drydocking costs. Comparable amounts for the three months ended June 30, 2020 were $10.7 million of vessel and other fixed asset depreciation and $1.8 million of amortization of deferred drydocking costs.

Depreciation and amortization expense for the six months ended June 30, 2021 and 2020 was $25.6 million and $25.0 million, respectively. Total depreciation and amortization expense for the six months ended June 30, 2021 includes $21.5 million of vessel and other fixed asset depreciation and $4.1 million relating to the amortization of deferred drydocking costs. Comparable amounts for the six months ended June 30, 2020 were $21.3 million of vessel and other fixed asset depreciation and $3.7 million of amortization of deferred drydocking costs.

General and administrative expenses

General and administrative expenses for the three months ended June 30, 2021 and 2020 were $7.9 million and $6.8 million, respectively. General and administrative expenses included stock-based compensation of $0.6 million and $0.7 million for the three months ended June 30, 2021 and 2020, respectively.

General and administrative expenses for the six months ended June 30, 2021 and 2020 were $15.6 million and $14.7 million, respectively. General and administrative expenses included stock-based compensation of $1.5 million and $1.6 million for the six months ended June 30, 2021 and 2020, respectively.

Other operating expense

Other operating expense for the three and six months ended June 30, 2021 was $0.6 million and $1.5 million, respectively. In March 2021, the U.S. government began investigating an allegation that one of our vessels may have improperly disposed of ballast water that entered the engine room bilges during a repair. The Company posted a surety bond as security for any fines and penalties. Other operating expense consists of expenses relating to the incident, which include legal fees, surety bond expenses, vessel offhire, crew changes and travel costs.

Interest expense

Interest expense for the three months ended June 30, 2021 and 2020 was $8.8 million and $8.7 million, respectively.

Interest expense for the six months ended June 30, 2021 and 2020 was $17.1 million and $17.9 million, respectively. The decrease in interest expense was primarily due to a decrease in outstanding debt under the Norwegian Bond Debt and a decrease in interest rates on the New Ultraco Debt Facility.

Realized and unrealized loss/(gain) on derivative instruments, net

Realized and unrealized loss/(gain) on derivative instruments, net for the three months ended June 30, 2021 and 2020 was $35.9 million and $0.9 million, respectively. The increase in realized and unrealized losses on derivative instruments was primarily due to the sharp increase in charter hire rates. The non cash unrealized losses on forward freight agreements (“FFA”) related to the second half of 2021 and 2022 amounted to $31.8 million based on 2,430 days hedged at an weighted average FFA contract price of $15,988 per day.

Realized and unrealized loss on derivative instruments, net for the six months ended June 30, 2021 was $36.6 million compared to a realized and unrealized gain on derivative instruments, net of $7.0 million for the six months ended June 30, 2020. The increase in realized and unrealized losses on derivative instruments was primarily due to the sharp increase in charter hire rates.

Liquidity and Capital Resources

	Six Months Ended
	June 30, 2021	June 30, 2020
Net cash provided by/(used in) operating activities (1)	$30,585,379	$(15,173,185)
Net cash used in investing activities (2)	(86,503,299)	(19,263,564)
Net cash provided by financing activities (3)	50,868,477	73,913,522
Net (decrease)/increase in cash, cash equivalents and restricted cash	(5,049,443)	39,476,773
Cash, cash equivalents and restricted cash at beginning of period	88,848,771	59,130,285
Cash, cash equivalents and restricted cash at end of period	$83,799,328	$98,607,058
(1) Net cash provided by operating activities for the six months ended June 30, 2021 was $30.6 million, compared with net cash used in operating activities of $15.2 million in the comparable period in 2020. The cash flows from operating activities increased as compared to the same period in the prior year primarily due to the increase in charter hire rates.

(2) Net cash used in investing activities for the six months ended June 30, 2021 was $86.5 million, compared to $19.3 million in the comparable period in the prior year. During the six months ended June 30, 2021, the Company purchased six vessels for $77.8 million and paid $5.3 million as advances for the purchase of three additional vessels to be delivered in the third quarter of 2021. The Company paid $2.4 million for the purchase of ballast water treatment systems on our fleet. The Company also received insurance proceeds of $0.2 million for hull and machinery claims. Additionally, the Company paid $1.2 million for vessel improvements.

(3) Net cash provided by financing activities for the six months ended June 30, 2021 was $50.9 million compared to $73.9 million in the comparable period in 2020. During the six months ended June 30, 2021, the Company received $55.0 million in proceeds from the revolver loan under the New Ultraco Debt Facility, $11.0 million in proceeds from the term loan under the New Ultraco Debt Facility, $24.0 million in proceeds from the Holdco Revolving Credit Facility and $27.4 million in net proceeds from the ATM offering. The Company repaid $15.9 million of the New Ultraco Debt Facility, $4.0 million of the Norwegian Bond Debt, $30.0 million of the revolver loan under the New Ultraco Debt Facility and $15.0 million of the revolver loan under the Super Senior Facility. The Company also paid $1.0 million to settle net share equity awards. Additionally, the Company paid $0.2 million to the lenders of the Holdco Revolving Credit Facility, $0.2 million to the lenders of the New Ultraco Debt Facility and $0.3 million in financing costs relating to the equity offerings in December 2020.

    As of June 30, 2021, our cash and cash equivalents including restricted cash was $83.8 million compared to $88.8 million as of December 31, 2020.

    As of June 30, 2021, the Company's debt consisted of $176.0 million in outstanding bonds under the Norwegian Bond Debt, $186.5 million under the New Ultraco Debt Facility, which includes $25.0 million of an outstanding revolver loan, $24.0 million under the Holdco Revolving Credit Facility and the Convertible Bond Debt of $114.1 million.

In addition, as of June 30, 2021, we had $56.0 million in undrawn revolver facilities available under the New Ultraco Debt Facility, Super Senior Facility and the Holdco Revolving Credit Facility.

Capital Expenditures and Drydocking

Our capital expenditures relate to the purchase of vessels and capital improvements to our vessels, which are expected to enhance the revenue earning capabilities and safety of the vessels.

In addition to acquisitions that we may undertake in future periods, the Company's other major capital expenditures include funding the Company's program of regularly scheduled drydocking necessary to comply with international shipping standards and environmental laws and regulations. Although the Company has some flexibility regarding the timing of its drydocking, the costs are relatively predictable. Management anticipates that vessels are to be drydocked every two and a half years for vessels older than 15 years and five years for vessels younger than 15 years. Funding of these requirements is anticipated to be met with cash from operations. We anticipate that this process of recertification will require us to reposition these vessels from a discharge port to shipyard facilities, which will reduce our available days and operating days during that period.

    Drydocking costs incurred are deferred and amortized to expense on a straight-line basis over the period through the date of the next scheduled drydocking for those vessels. In the six months ended June 30, 2021, four of our vessels completed drydock one of our vessels was still in drydock as of June 30, 2021, and we incurred drydocking expenditures of $6.4 million. In the six months ended June 30, 2020, four of our vessels completed drydock and we incurred drydocking expenditures of $6.6 million.

The following table represents certain information about the estimated costs for anticipated vessel drydockings, BWTS, and vessel upgrades in the next four quarters, along with the anticipated off-hire days:

		Projected Costs (1) (in millions)
Quarter Ending	Off-hire Days(2)	BWTS	Drydocks	Vessel Upgrades(3)
September 30, 2021	283	$3.0	$6.6	$1.2
December 31, 2021	278	2.6	5.3	1.0
March 31, 2022	152	1.8	1.4	0.4
June 30, 2022	118	0.3	1.2	0.4

(1) Actual costs will vary based on various factors, including where the drydockings are actually performed.
(2) Actual duration of off-hire days will vary based on the age and condition of the vessel, yard schedules and other factors.
(3) Vessel upgrades represents capex relating to items such as high-spec low friction hull paint which improves fuel efficiency and reduces fuel costs, NeoPanama Canal chock fittings enabling vessels to carry additional cargo through the new Panama Canal locks, as well as other retrofitted fuel-saving devices. Vessel upgrades are discretionary in nature and evaluated on a business case-by-case basis.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following table summarizes the Company’s selected condensed consolidated financial and other data for the periods indicated below.

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Revenues, net	$129,850,586	$57,391,784	$226,422,754	$131,770,103

Voyage expenses	24,522,734	23,767,747	51,137,653	50,332,105
Vessel operating expenses	23,679,665	20,232,274	45,198,104	43,932,383
Charter hire expenses	6,169,544	4,719,367	14,649,764	10,760,306
Depreciation and amortization	13,110,597	12,503,191	25,616,983	24,969,674
General and administrative expenses	7,912,970	6,767,403	15,611,180	14,728,475
Other operating expense	559,128	—	1,520,244	—
Operating lease impairment	—	352,368	—	352,368
Total operating expenses	75,954,638	68,342,350	153,733,928	145,075,311
Operating income/(loss)	53,895,948	(10,950,566)	72,688,826	(13,305,208)
Interest expense	8,799,137	8,737,079	17,050,558	17,928,894
Interest income	(15,529)	(56,132)	(33,298)	(212,989)
Realized and unrealized loss/(gain) on derivative instruments, net	35,887,315	859,814	36,597,231	(7,002,027)
Total other expense, net	44,670,923	9,540,761	53,614,491	10,713,878
Net income/(loss)	$9,225,025	$(20,491,327)	$19,074,335	$(24,019,086)

Weighted average shares outstanding*:
Basic*	12,168,180	10,277,946	11,950,048	10,272,484
Diluted*	12,397,156	10,277,946	12,081,772	10,272,484

Per share amounts*:
Basic income/(loss)*	$0.76	$(1.99)	$1.60	$(2.34)
Diluted income/(loss)*	$0.74	$(1.99)	$1.58	$(2.34)

*Adjusted to give effect for the 1-for-7 Reverse Stock Split that became effective as of September 15, 2020.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2021	December 31, 2020
ASSETS:
Current assets:
Cash and cash equivalents	$79,278,151	$69,927,594
Restricted cash - current	4,446,177	18,846,177
Accounts receivable, net of a reserve of $2,134,000 and $2,357,191, respectively	23,995,321	13,843,480
Prepaid expenses	4,294,715	3,182,815
Inventories	15,899,222	11,624,833
Vessel held for sale	4,885,998	—
Collateral on derivatives	33,499,170	—
Other current assets	1,478,163	839,881
Total current assets	167,776,917	118,264,780
Noncurrent assets:
Vessels and vessel improvements, at cost, net of accumulated depreciation of $195,472,078 and $177,771,755, respectively	876,088,651	810,713,959
Advances for vessel purchases	5,340,000	3,250,000
Operating lease right-of-use assets	12,441,041	7,540,871
Other fixed assets, net of accumulated depreciation of $1,276,574 and $1,137,562, respectively	363,993	489,179
Restricted cash - noncurrent	75,000	75,000
Deferred drydock costs, net	26,504,065	24,153,776
Deferred financing costs	99,033	—
Fair value of derivatives asset - noncurrent	36,384	—
Advances for ballast water systems and other assets	4,443,281	2,639,491
Total noncurrent assets	925,391,448	848,862,276
Total assets	$1,093,168,365	$967,127,056
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$18,921,097	$10,589,970
Accrued interest	4,558,933	4,690,135
Other accrued liabilities	10,601,676	11,747,064
Fair value of derivatives - current	31,607,854	481,791
Current portion of operating lease liabilities	11,639,630	7,615,371
Unearned charter hire revenue	8,402,876	8,072,295
Holdco Revolving Credit Facility, net of debt issuance costs	23,724,982	—
Current portion of long-term debt	41,444,297	39,244,297
Total current liabilities	150,901,345	82,440,923
Noncurrent liabilities:
Norwegian Bond Debt, net of debt discount and debt issuance costs	165,993,915	169,290,230
Super Senior Facility, net of debt issuance costs	—	14,896,357
New Ultraco Debt Facility, net of debt issuance costs	125,093,090	132,083,949
Revolver loan under the New Ultraco Debt Facility	25,000,000	—
Convertible Bond Debt, net of debt discount and debt issuance costs	98,736,604	96,660,485
Fair value of derivatives - noncurrent	85,603	650,607

Noncurrent portion of operating lease liabilities	1,099,452	686,422
Total noncurrent liabilities	416,008,664	414,268,050
Total liabilities	566,910,009	496,708,973
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none issued as of June 30, 2021 and December 31, 2020	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized, 12,753,255 and 11,661,797 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	127,533	116,618
Additional paid-in capital	979,682,504	943,571,685
Accumulated deficit	(453,063,487)	(472,137,822)
Accumulated other comprehensive loss	(488,194)	(1,132,398)
Total stockholders' equity	526,258,356	470,418,083
Total liabilities and stockholders' equity	$1,093,168,365	$967,127,056

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30, 2021	June 30, 2020
Cash flows from operating activities:
Net income/(loss)	$19,074,335	$(24,019,086)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Depreciation	21,537,938	21,303,889
Amortization of operating lease right-of-use assets	6,201,490	6,273,102
Amortization of deferred drydocking costs	4,079,045	3,665,785
Amortization of debt discount and debt issuance costs	3,467,185	3,046,071
Operating lease impairment	—	352,368
Net unrealized loss on fair value of derivatives	30,540,919	814,014
Stock-based compensation expense	1,457,811	1,559,423
Drydocking expenditures	(6,429,334)	(6,576,633)
Changes in operating assets and liabilities:
Accounts payable	8,216,287	(4,523,437)
Accounts receivable	(10,390,156)	(2,921,947)
Accrued interest	(131,202)	(306,303)
Inventories	(4,274,389)	5,719,516
Operating lease liabilities current and noncurrent	(6,664,371)	(6,603,999)
Collateral on derivatives	(33,499,170)	—
Other current and noncurrent assets	(40,507)	(7,078,072)
Other accrued liabilities	(1,779,183)	(7,280,400)
Prepaid expenses	(1,111,900)	1,214,764
Unearned charter hire revenue	330,581	187,760
Net cash provided by/(used in) operating activities	30,585,379	(15,173,185)

Cash flows from investing activities:
Purchase of vessels and vessel improvements	(79,002,764)	(510,029)
Advances for vessel purchases	(5,340,000)	—
Purchase of scrubbers and ballast water systems	(2,385,024)	(22,371,606)
Proceeds from hull and machinery insurance claims	238,315	3,658,924
Purchase of other fixed assets	(13,826)	(40,853)
Net cash used in investing activities	(86,503,299)	(19,263,564)

Cash flows from financing activities:
Proceeds from New Ultraco Debt Facility	11,000,000	22,550,000
Repayment of Norwegian Bond Debt	(4,000,000)	(4,000,000)
Repayment of term loan under New Ultraco Debt Facility	(15,897,148)	(13,112,245)
Repayment of revolver loan under New Ultraco Debt Facility	(30,000,000)	—
Repayment of revolver loan under Super Senior Facility	(15,000,000)	—
Proceeds from revolver loan under New Ultraco Debt Facility	55,000,000	55,000,000
Proceeds from revolver loan under Super Senior Facility	—	15,000,000
Proceeds from Holdco Revolving Credit Facility	24,000,000	—
Proceeds from issuance of shares under ATM Offering, net of commissions	27,372,417	—
Cash received from exercise of stock options	22,224	—
Cash used to settle net share equity awards	(985,686)	(1,161,301)
Equity offerings issuance costs	(291,830)	—

Debt issuance costs paid to lenders on New Ultraco Debt Facility	(181,500)	(381,471)
Debt issuance costs paid to lenders of Holdco Revolving Credit Facility	(170,000)	—
Other financing costs	—	18,539
Net cash provided by financing activities	50,868,477	73,913,522

Net (decrease)/increase in Cash, cash equivalents and Restricted cash	(5,049,443)	39,476,773
Cash, cash equivalents and restricted cash at beginning of period	88,848,771	59,130,285
Cash, cash equivalents and restricted cash at end of period	$83,799,328	$98,607,058
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the period for interest	$13,419,869	$15,202,876
Accruals for vessel purchases and vessel improvements included in Other accrued liabilities	$229,185	$—
Accruals for scrubbers and ballast water treatment systems included in Accounts payable and Other accrued liabilities	$3,345,643	$8,507,683
Accrual for issuance costs for ATM Offering included in Other accrued liabilities	$88,500	$—
Accruals for debt issuance costs included in Other accrued liabilities	$500,000	$200,000

Supplemental Information - Non-GAAP Financial Measures

    This release includes various financial measures that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission (SEC). We believe these measures provide important supplemental information to investors to use in evaluating ongoing operating results. We use these measures, together with GAAP measures, for internal managerial purposes and as a means to evaluate period-to-period comparisons. These non-GAAP financial measures are also used as supplemental financial measures by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry. However, we do not, and you should not, rely on non-GAAP financial measures alone as measures of our performance, and these non-GAAP financial measures should not be considered an alternative to other measures of financial performance or liquidity presented in accordance with GAAP. Additionally, because non-GAAP financial measures are not standardized, these non-GAAP financial measures may not be comparable to similarly titled measures of another company. Nonetheless, we believe that non-GAAP financial measures reflect an additional way of viewing aspects of our operations that when taken together with GAAP results and the reconciliations to corresponding GAAP financial measures that we also provide in our press releases provide a more complete understanding of factors and trends affecting our business. We strongly encourage you to review all of our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

Non-GAAP Financial Measures

(1) Adjusted net income/(loss) and Adjusted Basic and Diluted income/(loss) per share

Adjusted net income/(loss) and Adjusted Basic and Diluted income/(loss) per share represents Net income and Basic and Diluted income/(loss) per share, respectively, as adjusted to exclude non-cash unrealized losses/(gains) on derivatives. The Company utilizes derivative instruments such as FFAs to partially hedge against its underlying long physical position in ships (as represented by owned and third-party chartered-in vessels). The Company does not apply hedge accounting, and, as such, the mark-to-market gains/(losses) on forward hedge positions impact current quarter results, causing timing mismatches in the Statement of Operations. We believe that Adjusted net income/(loss) and Adjusted income/(loss) per share are more useful to analysts and investors in comparing the results of operations and operational trends between periods and relative to other peer companies in our industry. Our Adjusted net income/(loss) should not be considered an alternative to net income/(loss), operating income/(loss), cash flows provided by/(used in) by operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. As noted above, our Adjusted net income/(loss) may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted net income/(loss) in the same manner.

The following table presents the reconciliation of our Net income/(loss) to Adjusted net income/(loss):

Reconciliation of GAAP Net income/(loss) to Adjusted Net income/(loss)

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net income/(loss)	$9,225,025	$(20,491,327)	$19,074,335	$(24,019,086)
Adjustments to reconcile net income/(loss) to Adjusted net income/(loss):
Unrealized loss on derivatives	31,044,154	8,023,888	30,540,919	918,017
Adjusted Net income/(loss)	$40,269,179	$(12,467,439)	$49,615,254	$(23,101,069)

Weighted average shares outstanding(1):
Basic (1)	12,168,180	10,277,946	11,950,048	10,272,484
Diluted (1) (2)	15,303,191	10,277,946	14,987,807	10,272,484

Per share amounts(1):
Basic adjusted net income/(loss)(1)	$3.31	$(1.21)	$4.15	$(2.25)
Diluted adjusted net income/(loss)(1) (2)	$2.63	$(1.21)	$3.31	$(2.25)

(1) Adjusted to give effect for the 1-for-7 Reverse Stock Split that became effective as of September 15, 2020.
(2) The number of shares used in the Diluted adjusted net income per share calculation for the three and six months ended June 30, 2021 includes 2,906,035 dilutive shares related to the Convertible Bond Debt based on If-converted method per US GAAP.

(2) EBITDA and Adjusted EBITDA

We define EBITDA as net income under GAAP adjusted for interest, income taxes, depreciation and amortization.

Our Adjusted EBITDA should not be considered an alternative to net income/(loss), operating income/(loss), cash flows provided by/(used in) by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.

Beginning this quarter and retroactively adjusted for prior periods, Adjusted EBITDA also now excludes non cash unrealized gains and losses on derivative instruments. We believe that the change better reflects the operational cash flows generated within the respective reporting period .

Adjusted EBITDA represents EBITDA adjusted to exclude the items which represent certain non-cash, one-time and other items such as vessel impairment, unrealized loss/(gains) on derivative instruments, operating lease impairment, (gain)/loss on sale of vessels, loss on debt extinguishment and stock-based compensation expense that the Company believes are not indicative of the ongoing performance of its core operations. The following table presents a reconciliation of our net income/(loss) to EBITDA and Adjusted EBITDA.

Reconciliation of GAAP Net income/(loss) to EBITDA and Adjusted EBITDA

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net income/(loss)	$9,225,025	$(20,491,327)	$19,074,335	$(24,019,086)
Adjustments to reconcile net income/(loss) to EBITDA:
Interest expense	8,799,137	8,737,079	17,050,558	17,928,894
Interest income	(15,529)	(56,132)	(33,298)	(212,989)
Income taxes	—	—	—	—
EBIT	18,008,633	(11,810,380)	36,091,595	(6,303,181)
Depreciation and amortization	13,110,597	12,503,191	25,616,983	24,969,674
EBITDA	31,119,230	692,811	61,708,578	18,666,493
Non-cash, one-time and other adjustments to EBITDA(1)	31,630,022	9,099,479	31,998,730	2,829,808
Adjusted EBITDA	$62,749,252	$9,792,290	$93,707,308	$21,496,301

(1) One-time and other adjustments to EBITDA for the three and six months ended June 30, 2021 includes stock-based compensation and unrealized losses on derivatives. One-time and other adjustments to EBITDA for the three and six months ended June 30, 2020 includes stock-based compensation, unrealized losses on derivatives and an operating lease impairment.

TCE revenue and TCE
    Time charter equivalent ("TCE") is a non-GAAP financial measure that is commonly used in the shipping industry primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per-day amounts while charter hire rates for vessels on time charters generally are expressed in such amounts. The Company defines TCE as shipping revenues less voyage expenses and charter hire expenses, adjusted for the impact of one legacy time charter and realized gains/(losses) on FFAs and bunker swaps, divided by the number of owned available days. TCE provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. The Company's calculation of TCE may not be comparable to that reported by other companies. The Company calculates relative performance by comparing TCE against the Baltic Supramax Index ("BSI") adjusted for commissions and fleet makeup. Owned available days is the number of our ownership days less the aggregate number of days that our vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

The following table presents the reconciliation of revenues, net to TCE:

Reconciliation of Revenues, net to TCE

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Revenues, net	$129,850,586	$57,391,784	$226,422,754	$131,770,103
Less:
Voyage expenses	$(24,522,734)	$(23,767,747)	$(51,137,653)	$(50,332,105)
Charter hire expenses	$(6,169,544)	$(4,719,367)	$(14,649,764)	$(10,760,306)
Reversal of one legacy time charter	$(936,977)	$(41,880)	$(854,156)	$420,756
Realized (loss)/gain on FFAs and bunker swaps	$(4,843,161)	$7,164,074	$(6,056,312)	$7,920,043
TCE revenue	$93,378,170	$36,026,864	$153,724,869	$79,018,491

Owned available days	$4,327	$4,482	$8,317	$8,749
TCE	$21,580	$8,038	$18,483	$9,032

Glossary of Terms:

Ownership days: We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we recorded during a period.

Chartered-in under operating lease days: We define chartered-in under operating lease days as the aggregate number of days in a period during which we chartered-in vessels. Periodically, the Company charters in vessels on a single trip basis.

Available days: We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys and other reasons which prevent the vessel from performing under the relevant charter party such as surveys, medical events, stowaway disembarkation, etc. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days: We define operating days as the number of available days in a period less the aggregate number of days that our vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Fleet utilization: We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning. Our fleet continues to perform at high utilization rates.

Definitions of capitalized terms related to our Indebtedness

Norwegian Bond Debt: Norwegian Bond Debt refers to the Senior Secured Bonds issued by Eagle Bulk Shipco LLC, a wholly-owned subsidiary of the Company ("Shipco"), as borrower, certain wholly-owned vessel-owning subsidiaries of Shipco, as guarantors ("Shipco Vessels"), on November 28, 2017 for $200.0 million, pursuant to those certain Bond Terms, dated as of November 22, 2017, by and between Shipco, as issuer, and Nordic Trustee AS, a company existing under the laws of Norway (the “Bond Trustee”). The bonds, currently at $176.0 million, are secured by 20 vessels and restricted cash.

New Ultraco Debt Facility: New Ultraco Debt Facility refers to senior secured credit facility for $208.4 million entered into by Ultraco Shipping LLC ("Ultraco"), a wholly-owned subsidiary of the Company, as the borrower (the "New Ultraco Debt

Facility"), with the Company and certain of its indirectly vessel-owning subsidiaries, as guarantors (the “Guarantors”), the lenders party thereto, the swap banks party thereto, ABN AMRO Capital USA LLC ("ABN AMRO"), Credit Agricole Corporate and Investment Bank, Skandinaviska Enskilda Banken AB (PUBL) and DNB Markets Inc., as mandated lead arrangers and bookrunners, and Credit Agricole Corporate and Investment Bank, as arranger, security trustee and facility agent. The New Ultraco Debt Facility provides for an aggregate principal amount of $208.4 million, which consists of (i) a term loan facility of $153.4 million and (ii) a revolving credit facility of $55.0 million. As of June 30, 2021, $30.0 million of the revolving credit facility remains undrawn. The New Ultraco Debt Facility is secured by 28 vessels.

Convertible Bond Debt: Convertible Bond Debt refers to $114.1 million that the Company raised from its issuance of 5.0% Convertible Senior Notes on July 29, 2019. They are due in 2024.

Super Senior Facility: Super Senior Facility refers to the credit facility for $15.0 million, by and among Shipco as borrower, and ABN AMRO Capital USA LLC, as original lender, mandated lead arranger and agent. As of June 30, 2021, $15.0 million of the revolving credit facility remains undrawn.

Holdco Revolving Credit Facility: Holdco Revolving Credit Facility refers to the senior secured revolving credit facility for $35.0 million, by and among Eagle Bulk Holdco LLC ("Holdco"), a wholly-owned subsidiary of the Company, as borrower, and Crédit Agricole Corporate and Investment Bank, as lender, facility agent, security trustee and mandated lead arranger with Nordea Bank ABP, New York Branch. The Holdco Revolving Credit Facility is secured by three vessels. As of June 30, 2021, $11.0 million of the revolving credit facility remains undrawn.

Conference Call Information

As previously announced, members of Eagle Bulk's senior management team will host a teleconference and webcast at 8:00 a.m. ET on Friday, August 6, 2021, to discuss the second quarter results.

To participate in the teleconference, investors and analysts are invited to call 1 844-282-4411 in the U.S., or 1 512-900-2336 outside of the U.S., and reference participant code 3636539. A simultaneous webcast of the call, including a slide presentation for interested investors and others, may be accessed by visiting http://www.eagleships.com.

A replay will be available following the call from 11:00 AM ET on August 6, 2021 until 11:00 AM ET on August 16, 2021. To access the replay, call +1 855-859-2056 in the U.S., or +1 404-537-3406 outside of the U.S., and reference passcode 3636539.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. (“Eagle” or the “Company”) is a U.S. based fully integrated shipowner-operator providing global transportation solutions to a diverse group of customers including miners, producers, traders, and end users. Headquartered in Stamford, Connecticut, with offices in Singapore and Copenhagen, Denmark, Eagle focuses exclusively on the versatile mid-size drybulk vessel segment and owns one of the largest fleets of Supramax/Ultramax vessels in the world. The Company performs all management services in-house (including: strategic, commercial, operational, technical, and administrative) and employs an active management approach to fleet trading with the objective of optimizing revenue performance and maximizing earnings on a risk-managed basis. For further information, please visit our website: www.eagleships.com.

Website Information

We intend to use our website, www.eagleships.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, filings with the SEC, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Investor Alerts” link in the Investor Relations section of our website and submit your email address. The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

Disclaimer: Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. These statements may include words such as “believe,” “estimate,” “project,” “intend,” “expect,” “plan,” “anticipate,” and similar expressions in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes as a result of COVID-19, including the availability and effectiveness of vaccines on a widespread basis and the impact of any mutations of the virus, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in vessel operating expenses, including drydocking and insurance costs, or actions taken by regulatory authorities, ability of our counterparties to perform their obligations under sales agreements, charter contracts, and other agreements on a timely basis, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the SEC.

CONTACT

Company Contact:
Frank De Costanzo
Chief Financial Officer
Eagle Bulk Shipping Inc.
Tel. +1 203-276-8100
Email: investor@eagleships.com

Media:
Rose and Company
Tel. +1 212-359-2228
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Source: Eagle Bulk Shipping Inc.